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                                                                   Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Millennium Chemicals Inc. (the "Company") and Millennium America Inc. of our report dated January 25, 2002 relating to the Company's consolidated financial statements, which appears in the Company's Annual Report on Form 10-K, which is incorporated by reference in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated January 25, 2002 relating to the Company's supplemental financial information and the financial statement schedule, which appears in such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such registration statement.




PRICEWATERHOUSECOOPERS LLP


Florham Park, New Jersey
September 9, 2002